Exhibit 99.1

Conference Call:	Today, August 11, at 11:00 a.m. EDT
Dial-in numbers:	800/416-4492 (US and CAN) or 415/908-4714 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Cy Talbot	Carol Young, Joseph Jaffoni
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FISCAL 2006 FIRST QUARTER RESULTS

- New License and Distribution Agreements Expand and

Diversify the Company’s Product Offerings -

San Diego, California, August 11, 2005 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), the world’s leading third party video game accessory provider, today announced financial results for the three-month period ended June 30, 2005.

During the fourth quarter of fiscal 2005, the Company determined that it no longer met the criteria to continue filing as a foreign private issuer. Accordingly, the Company now reports its results and prepares its financial statements in accordance with U.S GAAP as opposed to Canadian GAAP, which was previously followed. Some prior year information has been recasted in accordance with U.S GAAP Presentation.

Net sales for the quarter ended June 30, 2005 were $14.8 million, a 12% decline from net sales of $16.7 million during prior year first quarter. Gross profit for the quarter decreased 44% to $2.3 million from $4.1 million, in the same period a year ago. Gross profit margin for the fiscal 2006 first quarter was 16%, compared with 25% in the fiscal 2005 first quarter. Sales and marketing expenses in the fiscal 2006 first quarter increased 16% to $2.5 million, or 17% of net sales, from $2.1 million, or 13% of net sales, in the prior year. For the quarter ended June 30, 2005, general and administrative expenses were $1.7 million, a 10% increase from $1.5 million in the same prior year period. Research and development expenses increased from $0.2 million to $0.5 million during the first quarter of fiscal 2006 compared with the same quarter in fiscal 2005. The loss before income taxes for the quarter ended June 30, 2005 was $3.1 million, as compared to the loss before income taxes of $0.3 million in the prior year first quarter. For the quarter ended June 30, 2005, the Company reported a net loss of $2.1 million, or $0.04 per basic and diluted share, compared to a net loss of $0.2 million, or $0.00 per basic and diluted share, in the same prior year period.

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Mad Catz Interactive, 8/11/05	page 2

EBITDA, a non-GAAP measure, (defined as earnings before interest, taxes, depreciation and amortization) for the quarter ended June 30, 2005 was a negative $2.3 million compared to EBITDA of $0.4 million in the quarter ended June 30, 2004. A reconciliation of EBITDA to the Company’s net income on a U.S. GAAP basis is included in the financial tables accompanying this release.

Fiscal 2006 First Quarter Highlights:

•	European sales rose 179% from $1.1 million to $3.1 million

•	New distribution agreements

•	North American Pump It Up distribution agreement with Mastiff

•	European Real World Golf distribution agreement with In2Games

•	New licenses and product introductions supporting Mad Catz’ strategy of broadening its product portfolio into adjacent categories and attaining higher profit margins:

•	Xbox 360 video game accessories license

•	Warner Bros. Batman Begins agreement

•	Marvel Fantastic Four license

•	Mad Catz Chief Executive Officer, Darren Richardson, nominated to join the Company’s Board of Directors

Commenting on the results, Darren Richardson, President and CEO of Mad Catz Interactive, Inc., stated, “As indicated when we reported our fourth quarter results, Mad Catz’ fiscal first quarter, historically the slowest period of our fiscal year, reflected soft demand in the North American market for video game hardware, software and accessories. During the quarter, Mad Catz introduced Batman and Fantastic 4 licensed products in support of the Company’s strategy to add licenses in adjacent categories and these products made a meaningful contribution to net sales. However, with weak overall market trends, these offerings did not offset a sales decline in our North American core accessories offerings. Lower net sales, along with provisions for returns, allowances and inventory write downs, had the effect of reducing the Company’s operating leverage, as select price protection was required, resulting in a decline in the gross profit margin. Looking beyond North America, during the fiscal first quarter Mad Catz continued to achieve strong European revenue growth with sales rising to $3.1 million as hardware shortages subsided and we continued to expand our presence in this market.

“Despite the challenging first quarter environment, we are encouraged by the early sales of our recently shipped NFL controllers which are meeting with excellent market demand in the fiscal second quarter to date. These products are now available at retail, on retailers’ websites, on the Mad Catz website at www.madcatz.com, and at most of the NFL team stores. They will also be offered at most stadium souvenir stores once the season begins. We look forward to launching the licensed NBA and MLB controllers to retailers nationwide in the fall, to coincide with the start of the basketball season and the baseball playoffs and World Series, and expect fans to embrace these products as well. In addition, we continue to identify and develop new product opportunities and our relationships with In2Games and Mastiff allow us to expand our software line-up.

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Mad Catz Interactive, 8/11/05	page 3

“These new products are expected to further diversify Mad Catz’ revenue sources. However, in the near-term, we see a continuation of some of the slow market trends that we faced in the first quarter. In our historically strong fiscal third quarter, the Xbox 360 will be released. As an official Microsoft peripheral licensee for North America and Europe, we will produce a range of Mad Catz branded products that will be officially endorsed by Microsoft and carry the Xbox 360 license logo.

“While it has been a challenging quarter, we remain committed to our strategic direction and initiatives, as outlined over the last year, and continue to believe that the long term outlook for the industry is positive.”

The Company will host a conference call and simultaneous webcast today August 11, 2005, at 11:00 a.m. EDT. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or for 2 days via telephone at 800/633-8284 (reservation # 21253491) or, for International callers, at 402/977-9140.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

-tables follow-

Mad Catz Interactive, 8/11/05	page 4

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(in thousands of U.S. dollars, except per share and share data)

(unaudited)

	Three Months Ended June 30
	2005	2004*
Net sales	$14,792	$16,719
Cost of sales	12,474	12,605

Gross profit	2,318	4,114
Operating expenses :
Sales and marketing	2,469	2,135
General and administration	1,666	1,511
Research and development	478	209
Amortization of intangible assets	201	201

Total operating expenses	4,814	4,056
Operating income (loss)	(2,496)	58
Interest expense, net	(326)	(241)
Foreign exchange loss, net	(360)	(108)
Other income	114	16

Loss before income taxes	(3,068)	(275)
Income tax benefit	(956)	(54)

Net loss	$(2,112)	$(221)

Net loss per share:
Basic and diluted	$(0.04)	$(0.00)

Shares used in calculating basic and diluted net loss per share	54,244,383	53,462,716

*	Recasted in accordance with U.S. GAAP

-tables follow-

Mad Catz Interactive, 8/11/05	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

	June 30, 2005	March 31, 2005
	(unaudited)
Assets
Current assets:
Cash	$1,565	$1,085
Accounts receivable, net	12,239	17,549
Other receivables	166	1,804
Inventories	25,252	26,865
Deferred tax assets	3,636	3,636
Other current assets	1,844	895

Total current assets	44,702	51,834
Deferred tax assets	578	578
Property and equipment, net	2,129	1,831
Intangible assets, net	3,237	3,438
Goodwill	21,253	21,455

Total assets	$71,899	$79,136

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$16,583	$12,100
Accounts payable	12,004	19,209
Accrued liabilities	2,299	3,434
Accrued taxes payable	477	1,490

	31,363	36,233
Shareholders’ equity:
Common stock	46,746	46,746
Accumulated other comprehensive income	6,259	6,514
Accumulated deficit	(12,469)	(10,357)

Total shareholders’ equity	40,536	42,903

Total liabilities and shareholders’ equity	$71,899	$79,136

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Mad Catz Interactive, 8/11/05	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited)

(in thousands of U.S. dollars)

Geographical Sales Data

The Company’s net sales are attributable to the following geographical segments:

	Three Months Ended June 30,
	2005	2004
Sales
United States	$10,646	$14,237
Canada	996	1,322
Europe	3,118	1,115
Other countries	32	45

	$14,792	$16,719

EBITDA Reconciliation

EBITDA represents net loss plus interest, taxes, depreciation and amortization.

	Three Months Ended June 30,
	2005	2004*
Net loss	$(2,112)	$(221)
Adjustments:
Interest expense	326	241
Income tax benefit	(956)	(54)
Depreciation and amortization	453	468

EBITDA	$(2,289)	$434

*	Recasted in accordance with U.S. GAAP

EBITDA represents net loss plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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